Exhibit 99.1
FOR IMMEDIATE RELEASE
Energy Transfer Partners
Announces the Planned Expansion
of Two Major Texas Pipelines
     DALLAS, October 8, 2007 — Energy Transfer Partners, L.P. (NYSE:ETP or the Partnership) today announced the planned expansion of two of the Partnership’s major Texas intrastate pipeline systems.
     In southeast Texas, ETP will expand its ETC Katy Pipeline (the “Katy Expansion”) with the installation of 56 miles of 36” pipeline and the addition of 20,000 horsepower of compression. This expansion will increase capacity on the ETC Katy Pipeline from 700,000 Mcf per day to more than 1.1 Bcf per day. In east Texas, ETP will expand its newly constructed 42” Cleburne to Carthage pipeline from the Houston Pipe Line interconnect at Texoma to Carthage (the “Carthage Loop”), adding an additional 500,000 Mcf per day of capacity to Carthage. The Carthage Loop will include the installation of 32 miles of 42” pipe. Capital expenditures for the two projects will total approximately $260 million with construction expected to commence June 2008. The two expansion projects are expected to be in service by September 2008.
     These projects will serve the rapidly expanding Barnett Shale and Bossier Sands plays. ETP has received broad-based producer support including commitments from major North American independent producers such as, XTO Energy Inc., Chesapeake Energy Corporation and Quicksilver Resources Inc., and regional independent Gastar Exploration Ltd.
     “These two projects demonstrate our commitment to meet the expanding needs of natural gas producers and consumers across Texas and across the nation,” said Mackie McCrea, President of Energy Transfer’s Midstream Operations. “We are pleased to be able to respond rapidly by adding critical capacity and expanding market options for producers and shippers,” added McCrea.

     ETP’s pipeline infrastructure allows natural gas producers and shippers in the key producing regions of Texas to access a broad range of markets, including principal Texas trading hubs of Waha, Carthage, and Katy, the majority of the city gates and power plants in the State of Texas, and many interstate pipelines.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Renee Lorenz
214-981-0700
Media Relations:
Vicki Granado
Gittins & Granado
214-361-0400
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